Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post –Effective Amendment to Registration Statement No. 002-61760 on Form N-1A of our report dated November 15, 2022 relating to the financial statements and financial highlights of Fidelity Stock Selector All Cap Fund, a fund of Fidelity Capital Trust, appearing in the Annual Report on Form N-CSR of Fidelity Capital Trust for the year ended September 30, 2022, and to the references to us under the headings “Financial Highlights ” in the Prospectus and “Independent Registered Public Accounting Firm ” in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 18, 2022